THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT

This Third Amendment to Stock Purchase Agreement (this "Third Amendment ") is dated August 24, 2007 and is by and among Colombia Goldfields, Ltd., a Delaware corporation ("Buyer"), RNC (Colombia) Limited, a Belize corporation and its wholly owned subsidiary, Compania Minera de Caldas, a Colombian corporation ("Caldas"), (together referred to herein as the "Company") and, Investcol Limited, a Belize corporation ("Seller"). Certain other capitalized terms used herein are defined in the Agreement (defined below).

RECITALS

WHEREAS, Buyer, Seller and Company entered into that certain Stock Purchase Agreement dated as of January 13, 2006 ("Agreement");

WHEREAS, Buyer, Seller and Company entered into those certain First and Second Amendments to the Stock Purchase Agreement dated as of August 22, 2006 and December 14, 2006, respectively;
and

WHEREAS, the parties desire to amend the capital stock purchase option provisions pursuant to Section 2.3.3 of the Agreement.

TERMS

NOW therefore, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged, the parties, subject to any applicable regulatory approvals, agree as follows:

1. Amendment to Section 2.3.3 of the Agreement. Section 2.3.3 of the Agreement is hereby amended and restated in its entirety as follows:

2.3.3 Buyer shall have the option until May 1, 2009 to acquire from Seller 100 Shares (constituting 10% of the then issued and outstanding capital stock of Company), free and clear of all Encumbrances in exchange for $300,000 and 3,000,000 shares of Buyer Common Stock issued to Seller, by delivery to the Seller of notice of intent to exercise the option in conformity with the terms of the Escrow Agreement annexed hereto as Exhibit "1".

2. Exercise of Capital Stock Purchase Option. Buyer hereby elects to exercise the capital stock purchase option pursuant to Section 2.3.3 of the Agreement. Upon signing of this Third Amendment, Buyer shall deliver to Seller $300,000 and 3,000,000 shares of Buyer Common Stock.

3. Ratification; Entire Agreement; Recitals. Except as modified above, all other terms and conditions of the Agreement are ratified and reaffirmed in their entirety, and shall remain in full force and effect. This Third Amendment and the Agreement (including the Schedules attached to the Agreement and the Recitals set forth above and in the Agreement) and other documents delivered concurrently with the Agreement, contain the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

4. Amendment; Waiver. This Third Amendment may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties.

5. Counterparts; Execution by Facsimile. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart hereof by facsimile shall be effective as manual delivery of an executed counterpart hereof.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment and Exercise to be executed the day and year first above written.

COLOMBIA GOLDFIELDS, LTD.

By: L. Randall Martin Title: President

INVESTCOL LTD.

By: Thomas W. Lough Title: President

RNC (COLOMBIA) LIMITED

By: James Kopperson Title: Vice President and CFO